Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF
GALECTO, INC.

Galecto, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.
The name of the Corporation is Galecto, Inc.

2. The Corporation’s Amended and Restated Certificate of Incorporation was filed on November 2, 2020.

3. The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending the Amended and Restated Certificate of Incorporation, as currently in effect (the “Certificate of Incorporation”), to amend and restate Article I of the Certificate of Incorporation in its entirety as follows:

“The name of the Corporation is Damora Therapeutics, Inc.”

4. Except as amended hereby, the provisions of the Certificate of Incorporation shall remain in full force and effect.

5. This Certificate of Amendment shall be effective at 12:01 a.m. (Eastern Daylight Time) as of March 10, 2026.

[End of Text]

THIS CERTIFICATE OF AMENDMENT is executed as of this 6th day of March, 2026.

GALECTO, INC.

By:	/s/ Sherwin Sattarzadeh
Name:	Sherwin Sattarzadeh
Title:	Chief Operating Officer